Exhibit 23.1

KPMG

KPMG LLP
300 South State Street
Syracuse, NY 13202

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Alliance Financial Corporation

We consent to the use in this current report on Form 8-K/A of our report dated March 27, 2006, with respect to the consolidated statements of financial condition of Bridge Street Financial, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, such report is included in the Annual Report on Form 10-K which is incorporated by reference herein.

s/KPMG LLP

Syracuse, New York

December 21, 2006